As filed with the Securities and Exchange Commission on July 13, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NEXENTIS TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Nevada	2000	26-4684680
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Pinhas Sapir St. 3, Kiryat HaMada

Ness Ziona 7403626, Israel

Telephone: (347) 468-9583

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

VCorp Services, LLC

701 S. Carson Street

Suite 200

Carson City, Nevada 89701

Telephone: (888)528-2677

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

David Huberman, Esq. Michael Soumas, Esq. Greenberg Traurig, P.A. One Azrieli Center Round Tower, 30th floor 132 Menachem Begin Rd Tel Aviv 6701101 Tel: +972 3 636 6000	Matthew Rudolph, Esq. Meitar | Law Offices 16 Abba Hillel Silver Rd. Ramat Gan 5250608, Israel Tel: 972-3-610-3100

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 13, 2026

PROSPECTUS

NEXENTIS TECHNOLOGIES INC.

2,572,874 Shares of Common Stock

This prospectus relates to the offer and sale of up to 2,572,874 shares of our common stock, par value $0.0001 per share, by the selling stockholders identified in this prospectus, or the selling stockholders, consisting of (i) 311,876 shares of our common stock issuable upon the exercise of warrants, or the First PIPE Warrants, issued in a concurrent private placement conducted together with a registered direct offering which closed on June 15, 2026, (ii) 410,998 shares of our common stock issuable upon the exercise of warrants, or the Second PIPE Warrants, and together with the First PIPE Warrants, the PIPE Warrants, issued in a concurrent private placement conducted together with a registered direct offering which closed on June 23, 2026, and (iii) 1,850,000 shares of our common stock issuable upon the exercise of a warrant, or the Facility Warrant, and together with the PIPE Warrants, the Warrants, issued to L.I.A. Pure Capital Ltd., or Pure Capital, pursuant to a facility agreement dated October 1, 2024, as amended on May 27, 2026, or the Facility Agreement.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of our shares by the selling stockholders. We may, however, receive up to approximately $6.0 million in aggregate gross proceeds from the exercise of the Warrants, to the extent such warrants are exercised for cash. The warrants may be exercised on a cashless basis under certain circumstances, in which case we would not receive any proceeds from such exercise. See “Use of Proceeds.”

The selling stockholders may sell the shares of common stock included in this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholder may sell the shares in the section entitled “Plan of Distribution.”

The selling stockholders will pay all brokerage fees and commissions and similar expenses in connection with the offer and sale of the shares by the selling stockholders pursuant to this prospectus. We will pay the expenses (except brokerage fees and commissions and similar expenses) incurred in registering under the Securities Act the offer and sale of the shares included in this prospectus by the selling stockholder. See “Plan of Distribution” on page 20.

Our common stock is listed on the Nasdaq Capital Market under the symbol “NXTS”. On July 10, 2026, the last reported sale price of our common stock on the Nasdaq Capital Market was $3.64 per share.

Investing in our securities involves risks. See the section entitled “Risk Factors” on page 7 included in into the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                  , 2026

ABOUT THIS PROSPECTUS

This prospectus, including information incorporated by reference herein is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”). As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s website or its offices described below under the heading “Where You Can Find More Information”.

You should rely only on the information contained in this prospectus, including information incorporated by reference herein. We have not, and the selling stockholders have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, other than those contained in, or incorporated by reference into this prospectus, you should not rely on it. The distribution of this prospectus and sale of these securities in certain jurisdictions may be restricted by law. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. Persons in possession of this prospectus are required to inform themselves about and observe any such restrictions. The information contained in this prospectus that we have authorized for use in connection with this offering, is accurate only as of the date of those respective documents regardless of the time of delivery of this prospectus when any sale of our securities occurs. Our business, financial condition, results of operations and prospects may have changed since those dates.

You should read this prospectus, including the information incorporated by reference herein, in its entirety, before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the section of this prospectus entitled “Where You Can Find More Information.”

This prospectus, including the information incorporated by reference herein, contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or will be filed as exhibits to the registration statement, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit the registration statement to which this prospectus relates were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

This prospectus, including the information incorporated by reference herein, contains market data and certain industry data and forecasts that were obtained from market research databases, publicly available information and industry publications and surveys. Industry surveys, publications and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable. We have relied on certain data from third-party sources, including industry forecasts and market research, which we believe to be reliable based on our management’s knowledge of the industry. Statements as to our market position are based on the most currently available data. While we are not aware of any misstatements regarding the industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Risk Factors” in this prospectus.

Throughout this prospectus, unless otherwise designated, the terms “Nexentis,” “we,” “us,” “our,” or “our company” refer to Nexentis Technologies, Inc., and MitoCareX Bio Ltd., our wholly owned subsidiary (“MitoCareX”) and our wholly owned subsidiary, NITO Renewable Energy, Inc, which owns 70% of SB Storage 1 S.R.L.

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PROSPECTUS SUMMARY

The following summary highlights certain information contained elsewhere in or incorporated by reference into this prospectus that we consider important. Because this is only a summary, however, it does not contain all the information you should consider before investing in our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information included elsewhere in this prospectus. Before you make an investment decision, you should read this entire prospectus carefully, including the risks of investing in our securities discussed under the section of this prospectus entitled “Risk Factors” section and the financial statements and related notes incorporated by reference into this prospectus and the other documents incorporated by reference into this prospectus, which are described under “Incorporation of Certain Information by Reference” before making an investment in our securities.

Our Business

We are focused on sustainable operations in various industries such as biotechnology and solar projects. Our activities are advancing innovative drug development solutions through MitoCareX to improve treatments for cancer and inflammatory metabolic diseases.

We currently operate through our wholly owned Israeli subsidiary and our Nevada wholly-owned subsidiary and collaborate and invest in a joint venture in the solar energy sector:

MitoCareX, which has been our wholly owned subsidiary since October 2025, develops and advances targeted small-molecule therapeutics for cancer and inflammatory metabolic diseases by focusing on the mitochondrial SLC25A protein family. MitoCareX’s solutions are designed to inhibit specific SLC25A mitochondrial carrier proteins that play a key role in cellular energy metabolism, thereby disrupting the disease related metabolic state. We are currently focused on Non-Small Cell Lung Cancer (NSCLC) and pancreatic cancer as well as inflammatory metabolic diseases as our main targeted indications. We routinely utilize structural biology in combination with computational chemistry to discover, design and develop drug candidates that selectively bind to our SLC25A targets of interest. Our approach leverages our proprietary MITOLINE™ algorithm, which enables the reliable generation of 3D molecular structural models across the human SLC25A proteins and allows for large-scale virtual screening campaigns of small molecules against these targets. MITOLINE™ provides a platform-level starting point to enable modelling of mitochondrial carrier targets and further develop novel therapeutics in areas where to date no FDA-approved SLC25A-directed therapies exist. A key advantage of our platform is its ability to address the historical lack of experimental structural data that has limited drug discovery efforts targeting SLC25A proteins, thereby expanding the druggable target space within mitochondrial biology. By enabling rational, structure-guided small molecule discovery at scale, MitoCareX’s solutions are designed to unlock new treatment opportunities in cancer and inflammatory metabolic and disease indications associated with mitochondrial dysfunction.

We collaborate with Solterra Renewable Energy Ltd., an Israeli corporation, or Solterra, and a wholly-owned subsidiary of Solterra Energy Ltd., an Israeli corporation, or Solterra Energy, which operates in the solar energy sector and presents certain investment opportunities in solar photovoltaic, or PV, projects. Solterra engages in the development of renewable energy projects through its subsidiaries. Currently, operations are conducted in Italy, Poland, and Germany, with potential expansion to additional countries. Our subsidiary, NITO Renewable, was established in February 2025 in the State of Nevada and has a 70% interest in the joint venture in Italy. Solterra’s business strategy primarily involves selling renewable energy projects to third parties at various stages of development, from the initial land identification and project advancement through construction, operation, or sale to a third party. Currently, most projects are expected to be sold at various development stages, with the possibility of a larger portion of projects being held long-term for operation by Solterra in the future. We currently intend to continue to collaborate with Solterra as Solterra surveys the European solar energy market for additional projects.

During 2025, the Company underwent significant changes to its business operations. In April 2025, the Company completed the sale of its NTWO OFF Ltd. operations. In addition, during 2025, the Company classified its Save Foods operations as held for sale and discontinued operations. Accordingly, the results of these operations are presented separately in the consolidated financial statements and are not included in the discussion of continuing operations below.

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As a result of these changes, the Company’s consolidated financial statements for the periods presented have been reclassified to conform to the current presentation, and therefore may not be directly comparable to prior periods. Unless otherwise indicated, the discussion below relates to the Company’s continuing operations.

On January 13, 2026, we entered into a Securities Exchange Agreement, or the SF Agreement, with Voice Assist, Inc., a public company incorporated under the laws of the State of Nevada, or Voice Assist, and, for certain limited purposes set forth therein, Save Foods. On January 13, 2026, we also entered into a Services Agreement with Voice Assist, or the Services Agreement, pursuant to which we will provide non-exclusive general advisory, support, collaboration and related services to Voice Assist from time to time for consideration consisting of deferred cash from future Voice Assist financings (subject to a $1,000,000 cap), royalty consideration on “New Future Projects” (as defined in the Services Agreement) over specified periods, and a share of any “Ecolab Gross Proceeds” (as defined in the Services Agreement) related to the Ecolab Claim, and the Services Agreement includes successor obligations with respect to royalty consideration and a term through calendar year 2026 with the Company’s extension rights until consideration is fully received. On March 15, 2026, we closed the SF Agreement, or the SF Closing. At the SF Closing, we transferred to Voice Assist all of the ordinary shares of Save Foods owned by us, representing approximately 98% of the issued and outstanding ordinary share capital of Save Foods, free and clear of any encumbrances and Voice Assist delivered to us number of shares of common stock of Voice Assist, par value $0.001 per share, that represented 19.99% of Voice Assist shares of common stock.

We currently own 19.99% of Voice Assist.

Additionally, we currently own approximately 8.3% of Plantify Foods Inc., or Plantify, a Canadian-based public company listed on the TSX Canadian exchange that was previously engaged in the food tech industry primarily through its Israeli subsidiary, Piece of Bean Ltd., or Piece of Bean, which was involved in the production and distribution of clean label food. Piece of Bean’s factory and business operations, located in Kibbutz Gonen in the Golan Heights, was severely impacted by the recent war in Israel, and Piece of Bean is in the process of voluntary insolvency proceedings. As a consequence, Plantify currently essentially has no business activity and minimal liquidity.

Recent Developments

June 2026 Offerings

On June 12, 2026, we entered into a securities purchase agreement, or the First Purchase Agreement, with certain investors pursuant to which we sold and issued in a registered direct offering an aggregate of 311,876 of the Company’s shares of common stock. In a concurrent private placement, we also issued to the same investors an aggregate of 311,876 First PIPE Warrants to purchase up to 311,876 shares of the Company’s common stock. The First PIPE Warrants are exercisable upon issuance at an exercise price of $4.008 per share, subject to adjustment as set forth therein, and have a 5-year term from the issuance date. Aggregate gross proceeds to the Company in respect of this offering were approximately $1.25 million, before deducting offering expenses payable by the Company. This offering closed on June 15, 2026.

On June 22, 2026, we entered into a securities purchase agreement, or the Second Purchase Agreement, and together with the First Purchase Agreement, the Purchase Agreements, with certain investors pursuant to which we sold and issued in a registered direct offering an aggregate of 410,998 of the Company’s shares of common stock. In a concurrent private placement, we also issued to the same investors an aggregate of 410,998 Second PIPE Warrants to purchase up to 410,998 shares of the Company’s common stock. The Second PIPE Warrants are exercisable upon issuance at an exercise price of $7.056 per share, subject to adjustment as set forth therein, and have a 5-year term from the issuance date. Aggregate gross proceeds to the Company in respect of this offering were approximately $2.9 million, before deducting offering expenses payable by the Company. This offering closed on June 23, 2026.

The PIPE Warrants may be exercised on a cashless basis if there is no effective registration statement registering the shares of common stock underlying the PIPE Warrants. A holder of the PIPE Warrants will not have the right to exercise any portion of its PIPE Warrants if the holder (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates or any other persons whose beneficial ownership of shares of common stock would be aggregated with the holder’s or any of the holder’s affiliates), would beneficially own shares of common stock in excess of 4.99% of the number of shares of common stock outstanding immediately after giving effect to such exercise.

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The Purchase Agreements also contain representations, warranties, indemnification and other provisions customary for transactions of this nature.

Facility Agreement

On October 1, 2024, we entered into the Facility Agreement with Pure Capital, as amended and restated on May 27, 2026, providing for financing of up to EUR 10,000,000, or the Credit Facility. Under the Facility Agreement, the funds may be used to finance our operations and potential transactions, including acquisitions, in each case subject to the terms of the Facility Agreement and the prior approval of Pure Capital.

Interest under the Credit Facility accrues at a rate of 7% per annum and is payable in advance by us and deducted from each drawdown for a period of 24 months.

The Credit Facility will terminate on the earlier of (i) the full utilization of the EUR 10,000,000 commitment and (ii) the date that is five years from the date of the Facility Agreement, or the Drawdown Period. During the Drawdown Period, we are required to repay amounts borrowed under the Credit Facility from proceeds derived from pre-approved projects or from 33% of the proceeds of other financing transactions. Thereafter, any outstanding amounts may be repaid from any other sources.

In addition, pursuant to the Facility Agreement, we issued to Pure Capital a warrant, or the Facility Warrant, with a five-year term to purchase up to 1,850,000 shares of our common stock, or the Facility Warrant Shares, at an exercise price of $1.00 per share, exercisable upon issuance. The Facility Warrant may not be exercised by Pure Capital to the extent that such exercise would result in Pure Capital beneficially owning more than 4.99% of our outstanding common stock. In accordance with Nasdaq Listing Rule 5635(d), our stockholders approved the issuance of the Facility Warrant on September 25, 2025 and the amendment on April 30, 2026. The exercise price and the number of Facility Warrant Shares issuable upon exercise are subject to adjustments upon the issuance of common stock, issuance of options, issuance of convertible securities and stock combination events, as detailed in the Facility Warrant.

On May 27, 2026, we entered into an amended and restated facility agreement with Pure Capital, which, among other things: (i) increased the total amount available under the Credit Facility from EUR 6,000,000 to EUR 10,000,000; (ii) amended certain provisions relating to the anti-dilution adjustment mechanism of the Facility Warrant; and (iii) provides that the facility may be used to finance our operations and potential transactions, including acquisitions.

Corporate Information

Our principal executive offices are located at Pinhas Sapir St. 3, Kiryat HaMada, Ness Ziona 7403626, Israel and our telephone number is (347) 468-9583. Our website address is www.nexentistech.com. This website address is included in this prospectus as an inactive textual reference only. The information and other content appearing on our website are not part of this prospectus.

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The Offering

Shares of Common Stock Outstanding Prior to this Offering	1,453,333 shares of common stock (as of July 10, 2026).

Shares of Common Stock Offered by the Selling Stockholders	2,572,874 shares of common stock consisting of (i) 311,876 shares of common stock issuable upon the exercise of the First PIPE Warrants; (ii) 410,998 shares of common stock issuable upon the exercise of the Second PIPE Warrants; and (iii) 1,850,000 shares of common stock issuable upon the exercise of the Facility Warrant.

Shares of Common Stock Outstanding Immediately After this Offering	4,026,207 shares of common stock, assuming the exercise in full of the PIPE Warrants and the Facility Warrant.

Use of proceeds	We are not selling any shares of our common stock being offered by this prospectus and will not receive any of the proceeds from the sale of such shares by the selling stockholders. However, we may receive up to $6.0 million of proceeds from any exercise of warrants if the selling stockholders do not exercise the warrants on a cashless basis, if and when exercised. See “Use of Proceeds.”

Risk factors	Investing in our Securities involves a high degree of risk. You should read the “Risk Factors” section starting on page 7 of this prospectus for a discussion of risks related to the Offering and information incorporated by reference herein.

Nasdaq Capital Market symbol	“NXTS”.

The above discussion and table are based on 1,453,333 shares of our common stock outstanding as of July 10, 2026 and excludes:

●	43 shares of common stock issuable upon exercise of outstanding options under our 2018 Equity Incentive Plan and 2022 Share Incentive Plan at a weighted exercise price of $5,829;

●	123,651 shares of common stock reserved for potential future issuance pursuant to our 2018 Equity Incentive Plan and 2022 Share Incentive Plan, combined;

●	2,584,476 shares of common stock issuable upon the exercise of warrants outstanding at a weighted exercise price of $2.60 per share, subject to adjustment as set forth in each such warrant;

●	4,999 shares of common stock issuable upon the exercise of pre-funded warrants, outstanding at a weighted exercise price of $0.001 per share; and

●	139,520 shares of common stock issuable upon achievement of certain milestones pursuant to the Securities Purchase and Exchange Agreement, as amended on May 18, 2025 and July 23, 2025, with MitoCareX, SciSparc Ltd., or the MitoCareX Agreement.

Unless otherwise indicated, all information contained in this prospectus assumes or gives effect to:

●	no exercise of the options or warrants described above; and

●	the 1-for-7 reverse stock split that we effected on April 8, 2026.

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SELECTED CONSOLIDATED FINANCIAL DATA

The following table summarizes our consolidated financial data. The summary consolidated statements of comprehensive loss for the years ended December 31, 2025 and December 31, 2024 have been derived from our audited consolidated financial statements for the fiscal years ended December 31, 2025 and December 31, 2024 and related notes, which are incorporated by reference into this prospectus. Effective April 8, 2026, we effected a 1-for-7 reverse stock split. All shares and per-share numbers in the selected consolidated financial data have been retroactively restated to reflect this 1-for-7 reverse stock split. Our historical results are not necessarily indicative of the results that may be expected for any period in the future. You should read the following summary of consolidated financial data together with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations and our consolidated financial statements for the fiscal years ended December 31, 2025 and December 31, 2024, together with related notes, which are incorporated by reference into this prospectus. See the section “Incorporation of Certain Documents by Reference”.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(U.S. dollars except share and per share data)

	Year ended
	December 31
	2025	2024
Operating expenses:
Research and development expenses	(179,000)	-
General and administrative expenses, exclusive of depreciation and amortization	(5,109,000)	(3,283,000)
Change in fair value of contingent consideration	1,136,000	-
Depreciation and amortization	(78,000)	-
Operating loss	(4,230,000)	(3,283,000)
Financing expenses, net	(1,545,000)	(252,000)
Other income	1,811,000	428,000
Changes in fair value of investments measured under the fair value option	351,000	(1,212,000)
Net loss before tax	(3,613,000)	(4,319,000)
Income taxes	18,000	-
Net loss from continuing operation	(3,595,000)	(4,319,000)
Net loss from discontinued operations	(561,000)	(1,028,000)
Net loss	(4,156,000)	(5,347,000)
Less: net loss attributable to non-controlling interests	152,000	154,000
Net loss attributable to the Company’s stockholders’ equity	(4,004,000)	(5,193,000)

Loss per share from continuing operations (basic) (*)	(21.25)	(154.49)
Loss per share from discontinued operations (basic) (*)	(3.46)	(38.11)
Total loss per share (basic)	(24.71)	(192.60)

Weighted average number of shares of Common Stock outstanding - basic (*)	162,060	26,959

Loss per share from continuing operations (diluted) (*)	(56.69)	(154.49)
Loss per share from discontinued operations (diluted) (*)	(3.46)	(38.11)
Total loss per share (diluted)	(60.15)	(192.60)

Weighted average number of shares of Common Stock outstanding – diluted (*)	184,279	26,959
Comprehensive income (loss):
Net loss	(4,156,000)	(5,347,000)
Other comprehensive loss - Foreign currency translation adjustments	(17,000)	-
Comprehensive income (loss)	(4,173,000)	(5,347,000)
Other comprehensive income (loss) attributable to non-controlling interests	157,000	154,000
Comprehensive loss attributable to the Company’s stockholders	(4,016,000)	(5,193,000)

(*)	Adjusted to reflect one (1) for seven (7) reverse stock split in April 2026.

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RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below together with all of the other information contained in this prospectus, including our financial statements and related notes incorporated by reference herein before deciding to invest in our securities. If any of the events or developments described below were to occur, our business, prospects, operating results and financial condition could suffer materially, the trading price of our shares of common stock could decline, and you could lose all or part of your investment. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

Risks Related to the Offering

The sale of a substantial amount of shares of our common stock, including resale of the held by the selling stockholders in the public market, could adversely affect the prevailing market price of shares of our common stock.

We are registering for resale 2,572,874 shares of our common stock. Sales of substantial amounts of shares of our shares of our common stock in the public market, or the perception that such sales might occur, could adversely affect the market price of shares of our common stock, and the market value of our other securities. We cannot predict if and when the selling stockholder may sell such shares in the public markets. Furthermore, in the future, we may issue additional shares of our common stock or other equity or debt securities convertible into shares of our common stock. Any such issuance could result in substantial dilution to our existing stockholders and could cause our share price to decline.

The price of our ordinary shares may be volatile.

The market price of common stock has fluctuated in the past. Consequently, the current market price of our common stock may not be indicative of future market prices, and we may be unable to sustain or increase the value of your investment in our common stock.

Future sales and issuances of shares of our common stock or other securities might result in significant dilution and could cause the price of shares of our common stock to decline.

To raise capital, we may sell shares of our common stock, convertible securities or other equity securities in one or more transactions, at prices and in a manner we determine from time to time. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into shares of our common stock, in future transactions may be higher or lower than the price per share paid by investors in this offering. Any sales of additional shares will dilute our stockholders.

Sales of a substantial number of shares of our common stock in the public market or the perception that these sales might occur could depress the market price of shares of our common stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of shares of our common stock. In addition, the sale of substantial numbers of shares of our common stock could adversely impact their price.

Management will have broad discretion as to the use of the net proceeds from the Purchase Agreement.

Our management will have broad discretion in the allocation of the net proceeds and could use them for purposes other than those contemplated at the time of this offering. Accordingly, you will be relying on the judgment of our management with regard to the use of those net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

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Because we do not currently intend to declare cash dividends on our shares of common stock in the foreseeable future, stockholders must rely on appreciation of the value of our common stock for any return on their investment.

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all of our future earnings, if any, to finance the operation, development and growth of our business. Furthermore, any future debt agreements may also preclude us from paying or place restrictions on our ability to pay dividends. As a result, capital appreciation, if any, of our common stock will be your sole source of gain with respect to your investment for the foreseeable future.

The exercise of our outstanding options and warrants will dilute stockholders and could decrease our stock price.

The exercise of our outstanding options and warrants may adversely affect our stock price due to sales of a large number of shares or the perception that such sales could occur. These factors also could make it more difficult to raise funds through future offerings of our securities, and could adversely impact the terms under which we could obtain additional equity capital. Exercise of outstanding options and warrants, vesting of outstanding restricted stock units or any future issuance of additional shares of common stock or other equity securities, including but not limited to options, warrants, restricted stock units or other derivative securities convertible into our common stock, may result in significant dilution to our stockholders and may decrease our stock price.

Conditions in Israel and regional instability may adversely affect our operations.

All of our employees, including our management team, operate from locations in Israel. In addition, all of our directors are residents of Israel. Accordingly, military, political, and economic conditions in Israel may directly affect our business.

Israel has experienced, and may in the future experience, armed conflicts, terrorist activity, civil unrest, and political instability, which could disrupt our operations and supply chain. Such conditions may result in the call-up of our employees for military reserve duty for extended periods, reducing workforce availability. Armed conflict or terrorist activity may cause physical damage to our facilities or to public infrastructure, utilities, and telecommunications networks in Israel, and Israeli companies may face heightened cybersecurity threats during periods of regional tension. These disruptions could lead to increased operating costs, challenges to business continuity, risks to employee safety, and difficulties in delivering products and services in a timely manner. In addition, counterparties to our agreements may assert force majeure claims based on security conditions in Israel, which could affect our ability to meet contractual obligations or enforce the obligations of others.

Regional instability and armed conflict may have broader adverse effects on economic and financial conditions in Israel, including effects on credit markets, currency valuation, inflation, and labor markets. Prolonged conflicts have in the past required significant mobilization of military reservists, including personnel employed in the sector in which we operate, which may affect workforce availability across the industry. Such conditions may also result in credit rating changes for Israel, which could adversely affect access to capital and general business conditions.

Our commercial insurance does not cover losses resulting from war or terrorist attacks. While the Israeli government has in the past provided compensation for certain damages caused by such events, we cannot assure you that such government compensation programs will continue, or if continued, will be sufficient to compensate us fully for any losses incurred. As of the date of this report, the impact of regional security conditions on our results of operations and financial condition has not been material; however, such impact could increase and may become material if conditions deteriorate. Any significant losses or damages incurred by our Israeli operations as a result of armed conflict, terrorist activity, or related instability could have a material adverse effect on our business, financial condition, and results of operations.

8

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Any statements in this prospectus about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “believe,” “will,” “expect,” “anticipate,” “estimate,” “intend,” “plan” and “would.” For example, statements concerning financial condition, possible or assumed future results of operations, growth opportunities, industry ranking, plans and objectives of management, markets for our common stock and future management and organizational structure are all forward-looking statements. Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement.

●	our efforts to complete and integrate current and/or future acquisitions and joint ventures, which could disrupt our current business activities and adversely affect our results of operations or future growth;

●	regulatory and compliance changes may adversely impact Solterra’s operations and our joint venture value;

●	joint venture and partnership risks may affect Solterra’s projects and our joint venture value;

●	our ability to implement potential synergies between us and MitoCareX;

●	operational and business opportunities available to us following the acquisition of MitoCareX;

●	international expansion of our business exposes us to business, regulatory, political, operational, financial and economic risks associated with doing business outside of the United States or Israel;

●	the evolution of our business strategy may not be successful and we may require additional financing, have increased operational costs or experience other financial harm to our business and financial condition;

●	the effects of geopolitical events, including instability or the escalation of armed conflicts in the Middle East, including the security situation in Israel;

●	our ability to attract and retain sufficient, qualified personnel;

●	our ability to obtain or maintain patents or other appropriate protection for the intellectual property;

●	our ability to adequately support future growth;

●	potential product liability or intellectual property infringement claims;

●	portfolio concentration;

●	international expansion of our business and operations;

●	information with respect to any other plans and strategies for our business; and

●	other factors described in the documents incorporated by reference in this prospectus.

As more fully described under the heading “Risk Factors” and elsewhere in this prospectus and under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025, many important factors affect our ability to achieve our stated objectives and to develop and commercialize any product candidates. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those in the forward-looking statements, including, without limitation, the risks and uncertainties set forth in our filings with the SEC. You should read this prospectus and any free writing prospectuses that we have authorized for use in this offering, and any information incorporated by reference herein with the understanding that our actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make. The forward-looking statements are applicable only as of the date on which they are made, and we do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

9

USE OF PROCEEDS

This prospectus relates to our shares of common stock that may be offered and sold from time to time by the selling stockholders. All of our shares offered by the selling stockholders pursuant to this prospectus will be sold by the selling stockholders for their own account. We will not receive any of the proceeds from these sales.

We may receive proceeds from the exercise of the Warrants to the extent that these warrants are exercised for cash by the selling stockholders. The Warrants, however, are exercisable on a cashless basis in the event a registration statement covering the resale of the shares underlying the Warrants is not available. If all of the Warrants described above were exercised for cash in full, the Company would receive aggregate gross proceeds of approximately $1.85 million from the Facility Warrant, $1.25 million from the First PIPE Warrants and $2.9 million from the Second PIPE Warrants, for total proceeds of approximately $6.0 million. We intend to use the net proceeds of such Warrant exercise, if any, for working capital and general corporate purposes.

10

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On February 25, 2025 we entered into a Securities Purchase and Exchange Agreement, or the MitoCareX Agreement, as amended on May 18, 2025 and July 23, 2025, with MitoCareX, SciSparc Ltd., a public company incorporated under the laws of the State of Israel, or SciSparc, Dr. Alon Silberman, or Alon, and Prof. Ciro Leonardo Pierri, or Ciro, and together with SciSparc and Alon, the Sellers, which MitoCareX Agreement contemplated the Company’s acquisition from each of the Sellers their respective ordinary shares, nominal (par) value NIS 0.01 each, of MitoCareX, or the Ordinary Shares, thereby resulting in MitoCareX becoming our wholly-owned subsidiary, or the Acquisition. On September 25, 2025, our stockholders convened a special meeting and approved, among other proposals, the Acquisition, including the issuance of such number of our common stock as consideration for the exchange of the Ordinary Shares, thereby satisfying a closing condition in the MitoCareX Agreement. On October 20, 2025, upon the satisfaction of the remaining closing conditions in the MitoCareX Agreement, the Acquisition closed. At the closing, each of the Sellers transferred their Ordinary Shares to us, thereby resulting in us holding 100% of the fully-diluted share capital of MitoCareX.

The unaudited pro forma condensed combined statement of operations has been prepared for informational purposes only and is not necessarily indicative of what the Company’s condensed results of operations actually would have been had the acquisition been consummated on January 1, 2025. In addition, the unaudited pro forma condensed combined statement of operations does not purport to project the future operating results of the Company.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the nine months Ended September 30, 2025

(U.S. dollars in thousands except share and per share amounts)

	Nexentis Technologies, Inc.	MitoCareX	Pro Forma Adjustments	Note	Pro Forma

Revenues from sales of products	68	-	-		68
Cost of sales	(19)	-	(489)	b, e	(508)
Gross profit	49	-	(489)		(440)

Research and development expenses	(81)	(709)	-		(790)
Selling and marketing expenses	(130)	-	-		(130)
General and administrative expenses	(4,617)	(194)	(277)	c, e	(5,088)
Operating loss	(4,779)	(903)	(766)		(6,448)
Financing expenses, net	(1,832)	(24)	34	a, e	(1,822)
Other income, net	1,665	-	-		1,665
Changes in fair value of investments measured under the fair value option	(493)	-	20	a	(473)
Net loss from continuing operations	(5,439)	(927)	(712)		(7,078)
Gain from discontinued operations	44	-	-		44
Net loss before tax	(5,395)	(927)	(712)		(7,034)
Income taxes	-	-	71	d	71
Net loss	(5,395)	(927)	(641)		(6,963)
Less: Net loss attributable to non-controlling interests	122	-	-		122
Net loss attributable to the Company’s stockholders’ equity	(5,273)	(927)	(641)		(6,841)

Loss per share from continuing operations (basic) (*)	(53.82)				(69.71)
Loss per share from discontinued operations (basic) (*)	0.45				0.45
Total loss per share (basic) (*)	(53.37)				(69.26)
Weighted average number of shares of Common Stock outstanding- basic (*)	98,773				98,773

Loss per share from continuing operations (diluted) (*)	(99.16)				(112.06)
Loss per share from discontinued operations (diluted) (*)	0.37				0.37
Total loss per share (diluted) (*)	(98.79)				(111.69)
Weighted average number of shares of Common Stock outstanding – diluted (*)	121,591				121,591

* The Company effected a 1-for-7 reverse stock split in April 2026. Accordingly, all share and per-share amounts have been adjusted retrospectively to reflect the reverse stock split.

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NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Description of Transaction and Basis of Presentation

On October 20, 2025, the Company completed the acquisition of MitoCareX, pursuant to the Purchase Agreement dated February 25, 2025. As a result of the acquisition, MitoCareX became a wholly-owned subsidiary of the Company. The acquisition and related consideration are described in the Company’s previously filed Form 8-K/A relating to the acquisition, which is incorporated by reference herein.

In accordance with Article 11-02 of Regulation S-X, the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2025 gives effect to the acquisition of MitoCareX and related financing transactions as if they had been completed on January 1, 2025, the beginning of the earliest period presented.

The unaudited pro forma condensed combined statement of operations has been prepared on a basis consistent with the pro forma financial information previously included in the Company’s Form 8-K/A filed in connection with the acquisition of MitoCareX, updated to reflect the nine-month period ended September 30, 2025.

The unaudited pro forma condensed combined financial information is presented for informational purposes only and does not purport to represent the results of operations that would have occurred had the acquisition been completed as of the date indicated, nor is it indicative of future results. The pro forma adjustments are based on currently available information and assumptions that the Company believes are reasonable.

2.	Pro Forma Adjustments

The unaudited pro forma condensed combined statement of operations includes adjustments that are directly attributable to the acquisition of MitoCareX and related financing transactions. The pro forma adjustments reflect the purchase price allocation determined as of the closing date, based on the estimated fair values of the assets acquired and liabilities assumed in accordance with ASC 805, Business Combinations.

The unaudited pro forma condensed combined financial information does not give effect to any revenue synergies, operating efficiencies or cost savings that may be achieved by the combined company.

The following adjustments have been reflected in the unaudited pro forma condensed combined financial information:

a.	Intercompany transactions between the Company and MitoCareX have been eliminated in the unaudited pro forma condensed combined statement of operations. This includes the elimination of interest expenses recorded by MitoCareX on intercompany loans and the related fair value gains and losses recorded by the Company.

b.	The pro forma adjustments reflect amortization expense related to the identifiable intangible asset recognized in the acquisition. The identifiable intangible asset consists of MitoCareX’s proprietary algorithm, with an estimated fair value of approximately $4.5 million and an estimated useful life of 11 years. The asset is amortized on a straight-line basis over its estimated useful life. The related amortization expense for the nine months ended September 30, 2025 was approximately $307,000.

c.	The pro forma statement of operations reflects share-based compensation expense related to restricted stock granted to the CEO of MitoCareX in connection with his amended employment agreement. The award is treated as compensation for future services and not as consideration transferred in the acquisition. The related pro forma share-based compensation expense for the nine months ended September 30, 2025 was approximately $250,000.

d.	The pro forma statement of operations reflects the tax effect of the amortization of the identifiable intangible asset using the applicable statutory tax rate of 23%. The related tax benefit for the nine months ended September 30, 2025 was approximately $71,000.

e.	The pro forma adjustments include MitoCareX’s results of operations for the period from October 1, 2025 through October 20, 2025, the closing date, in order to reflect MitoCareX’s pre-acquisition results through the date of consolidation. The net adjustment amounted to approximately $191,000 and was reflected as an increase to research and development expenses of approximately $182,000, an increase to general and administrative expenses of approximately $27,000, and a decrease to financing expenses, net, of approximately $18,000.

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DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and future earnings, if any, for use in our business and therefore do not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and other factors our board of directors deems relevant.

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SELLING STOCKHOLDERS

The shares of common stock being offered by the selling stockholders are those shares issuable upon exercise of the Warrants issued in connection with the Offerings and the Facility Agreement. For additional information regarding the issuance of shares of common stock covered by this prospectus, see the section titled “Prospectus Summary—Recent Developments—June 2026 Offering” and “Prospectus Summary—Recent Developments—Facility Agreement” above. Except for the ownership of the shares of common stock and the warrants and the information set forth in the footnotes below, the selling stockholders have not had any material relationship with us within the past three years.

The table below presents information regarding the selling stockholders and the shares of common stock that they may offer from time to time under this prospectus. This table is prepared based on information supplied to us by the selling stockholders. The number of shares in the column “Maximum Number of Shares to be Offered Pursuant to this Prospectus” represents all of the shares of common stock that the selling stockholders may offer under this prospectus. The selling stockholders may sell some, all or none of its shares in this offering. We do not know how long the selling stockholders will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale of any of the shares.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days of July 1, 2026, are counted as outstanding for computing the percentage of the selling stockholder holding such options or warrants but are not counted as outstanding for computing the percentage of any other selling stockholder.

Under the terms of the Warrants, a Selling Stockholder may not exercise the Warrants to the extent such exercise would cause such Selling Stockholder, together with its affiliates, to beneficially owning in excess of 4.99% of the Company’s outstanding capital stock. The number of shares in the second and fourth columns do not reflect this limitation.

The percentage of shares of common stock beneficially owned by the selling stockholders prior to the offering shown in the table below is based on an aggregate of 1,453,333 shares of common stock outstanding on July 10, 2026. The number of shares that may actually be sold by us under the Purchase Agreement may be fewer than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

	Shares of Common Stock Beneficially Owned Prior to Offering			Maximum Number of Shares to be Offered Pursuant to		Shares of Common Stock Beneficially Owned After Offering
Name of Selling Stockholder	Number(1)		Percent	this Prospectus (2)		Number(3)		Percent
M.R.M Merhavit Holding and Management Ltd.(4)	52,013	(5)	3.46%	52,013	(6)	-		-
Capitalink Ltd.(7)	148,924	(8)	9.44%	124,534	(9)	24,390	(10)	1.68%
Ronen Fatal(11)	148,590	(12)	9.42%	124,333	(13)	24,257	(14)	1.67%
Invest Pro Shukai Hon Ltd.(15)	149,934	(16)	9.50%	124,534	(17)	25,400	(18)	1.75%
J.B.D. Innovation Ltd. (19)	147,930	(20)	9.38%	124,534	(21)	23,396	(22)	1.61%
Amir Uziel Economic Consultant Ltd.(23)	113,141	(24)	7.28%	100,405	(25)	12,736	(26)	*
L.I.A. Pure Capital Ltd.(27)	1,931,776	(28)	57.20%	1,922,521	(29)	9,255	(30)	*

*	Denotes less than 1%

(1)	The shares of our common stock set forth in this column exclude the shares underlying the Warrants issued in connection with the Offerings and the Facility Agreement, which are registered under the registration statement of which this prospectus is a part.

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(2)	The number of shares of our common stock being offered that are issuable upon the exercise of the Warrants issued in connection with the Offerings and the Facility Agreement described elsewhere in this prospectus.

(3)	Assumes the sale of all shares being offered pursuant to this prospectus.

(4)	Moti Menashe is the Chief Executive Officer of M.R.M Merhavit Holding and Management Ltd. and its address is Sokolov St 31, Ramat Gan, Israel 5256418.

(5)	Consists of 52,013 shares of common stock issuable upon the exercise of the First PIPE Warrants.

(6)	Consists of 52,013 shares of common stock issuable upon the exercise of the First PIPE Warrants.

(7)	Lavi Krasney is the officer, sole director, chairman of the board of directors and controlling shareholder of Capitalink Ltd., and its address is 20 Raoul Wallenberg Street, Tel Aviv, Israel 6971916.

(8)	Consists of (i) 24,329 shares of common stock held directly by Capitalink Ltd., (ii) 61 shares of common stock held in trust for Lavi Krasney, (iii) 52,013 shares of common stock issuable upon the exercise of the First PIPE Warrants and (iv) 72,521 shares of common stock issuable upon the exercise of the Second PIPE Warrants.

(9)	Consists of (i) 52,013 shares of common stock issuable upon the exercise of the First PIPE Warrants and (ii) 72,521 shares of common stock issuable upon the exercise of the Second PIPE Warrants.

(10)	Consists of (i) 24,329 shares of common stock held directly by Capitalink Ltd. and (ii) 61 shares of common stock held in trust for Lavi Krasney.

(11)	The address of Ronen Fatal is 112 Rokach, Ramat Gan, Israel.

(12)	Consists of (i) 24,257 shares of common stock, (ii) 51,812 shares of common stock issuable upon the exercise of the First PIPE Warrants and (iii) 72,521 shares of common stock issuable upon the exercise of the Second PIPE Warrants.

(13)	Consists of (i) 51,812 shares of common stock issuable upon the exercise of the First PIPE Warrants and (ii) 72,521 shares of common stock issuable upon the exercise of the Second PIPE Warrants.

(14)	Consists of 24,257 shares of common stock.

(15)	Eli Zamir is a director of Invest Pro Shukai Hon Ltd and it address is 2 Rothschild St. Tel Aviv, Israel

(16)	Consists of (i) 25,400 shares of common stock, (ii) 52,013 shares of common stock issuable upon the exercise of the First PIPE Warrants and (iii) 72,521 shares of common stock issuable upon the exercise of the Second PIPE Warrants.

(17)	Consists of (i) 52,013 shares of common stock issuable upon the exercise of the First PIPE Warrants and (ii) 72,521 shares of common stock issuable upon the exercise of the Second PIPE Warrants.

(18)	Consists of 25,400 shares of common stock.

15

(19)	Nissim Daniel is the Chief Executive Officer of J.B.D. Innovation Ltd. and its address is Hayarden 98, Ramat Gan, Israel

(20)	Consists of (i) 23,396 shares of common stock, (ii) 52,013 shares of common stock issuable upon the exercise of the First PIPE Warrants and (iii) 72,521 shares of common stock issuable upon the exercise of the Second PIPE Warrants.

(21)	Consists of (i) 52,013 shares of common stock issuable upon the exercise of the First PIPE Warrants and (ii) 72,521 shares of common stock issuable upon the exercise of the Second PIPE Warrants.

(22)	Consists of 23,396 shares of common stock.

(23)	Amir Uziel is the officer, sole director, chairman of the board of directors and controlling shareholder of Amir Uziel Economic Consultant Ltd., and its address is 20 Raoul Wallenberg Street, Tel Aviv, Israel 6971916. Amir Uziel Economic Consultant Ltd. provides consulting services to the Company.

(24)	Consists of (i) 12,677 shares of common stock held directly by Amir Uziel Economic Consultant Ltd., (ii) 59 shares of common stock held in trust for Amir Uziel. (iii) 26,006 shares of common stock issuable upon the exercise of the First PIPE Warrants (iv) 48,393 shares of common stock issuable upon the exercise of the Second PIPE Warrants, and (v) 26,006 shares of common stock underlying Warrants originally issued to Azulay Nissim Zvi, which Warrants were subsequently assigned to Amir Uziel Economic Consultant Ltd. pursuant to an assignment of warrant.

(25)	Consists of (i) 26,006 shares of common stock issuable upon the exercise of the First PIPE Warrants, (ii) 48,393 shares of common stock issuable upon the exercise of the Second PIPE Warrants, and (iii) 26,006 shares of common stock underlying Warrants originally issued to Azulay Nissim Zvi, which Warrants were subsequently assigned to Amir Uziel Economic Consultant Ltd. pursuant to an assignment of warrant.

(26)	Consists of (i) 12,677 shares of common stock held directly by Amir Uziel Economic Consultant Ltd. and (ii) 59 shares of common stock held in trust for Amir Uziel.

(27)	Kfir Silberman is the officer, sole director, chairman of the board of directors and controlling shareholder of L.I.A. Pure Capital Ltd., and its address is 20 Raoul Wallenberg Street, Tel Aviv, Israel 6971916.

(28)	Consists of (i) 7,531 shares of common stock held directly by L.I.A. Pure Capital Ltd., (ii) 59 shares of common stock held in trust for Kfir Zilberman, (iii) 1,665 shares of common stock issuable upon the exercise of warrants issued in a private placement in 2025, (iv) 1,850,000 shares of common stock issuable upon the exercise of the Facility Warrant and (v) 72,521 shares of common stock issuable upon the exercise of the Second PIPE Warrants.

(29)	Consists of (i) 1,850,000 shares of common stock issuable upon the exercise of the Facility Warrant and (ii) 72,521 shares of common stock issuable upon the exercise of the Second PIPE Warrants.

(30)	Consists of (i) 7,531 shares of common stock held directly by L.I.A. Pure Capital Ltd., (ii) 59 shares of common stock held in trust for Kfir Zilberman and (iii) 1,665 shares of common stock issuable upon the exercise of PIPE Warrants issued in 2025.

16

DESCRIPTION OF SECURITIES

We have one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, our shares of common stock, par value $0.0001. The following is a summary of some of the terms of our common stock based on our amended and restated articles of incorporation and our amended and restated bylaws. The following summary is not complete and is subject to, and is qualified in its entirety by reference to, the provisions of our amended and restated articles of incorporation, our amended and restated bylaws as well as the Nevada Revised Statutes and any other documents referenced in the summary and from which the summary is derived.

General

The following description of our capital stock is intended as a summary only. We refer you to our Articles of Incorporation and Bylaws which have been filed as exhibits to the registration statement of which this prospectus is a part, and to the applicable provisions of the Nevada Revised Statutes.

Name of exchange on which registered

Our common stock is listed on the Nasdaq Capital Market under the symbol “NXTS”.

Common Stock

The Company’s Articles of Incorporation authorizes 495,000,000 shares of common stock, par value $0.0001 per share.

As of July 10, 2026, there were 1,453,333 shares of common stock outstanding.

On September 22, 2025, our 1-for-35 reverse stock split became effective. On April 8, 2026, our 1-for-7 reverse stock split became effective.

We implemented a 1-for-35 reverse stock split of our outstanding common stock, which became effective on the Nasdaq Capital Market on September 22, 2025, or the September Reverse Stock Split. As a result of the September Reverse Stock Split, every thirty-five shares of common stock outstanding immediately prior to effectiveness were combined and reclassified into one share of common stock. On April 8, 2026, we effected a 1-for-7 reverse stock split of our outstanding common stock, or the April Reverse Stock Split, and together with the September Reverse Stock Split, the Reverse Stock Splits. As a result of the April Reverse Split, every seven shares of common stock outstanding immediately prior to effectiveness were combined and reclassified into one share of common stock. No fractional shares were issued in connection with the Reverse Stock Splits; any fractional shares were rounded to the nearest whole share. The number of authorized shares of common stock and the par value per share were not affected by the Reverse Stock Splits. The share and per share information in this prospectus have been adjusted for the Reverse Stock Splits, however, share and per share information have not been adjusted in information and documents incorporated by reference into this prospectus, which were originally filed prior to September 22, 2025 or prior to April 8, 2026, as applicable.

Voting Rights

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders. Holders of our common stock have no cumulative voting rights, preemptive, conversion, redemption or subscription rights and there are no sinking fund provisions applicable to our common stock.

Liquidation Rights

In the event of our liquidation, dissolution or winding-up, holders of our common stock have the right under Section 78.590 of the Nevada Revised Statutes to a ratable portion of assets remaining after satisfaction in full of the prior rights of our creditors, all liabilities and the total liquidation preferences of any outstanding shares of preferred stock.

Dividends

Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of our assets which are legally available.

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Preferred Stock

Our Articles of Incorporation authorizes 5,000,000 shares of preferred stock, par value $0.0001 per share. As of July 1, 2026, there were no shares of preferred stock outstanding. The board of directors is authorized to provide for the issuance of these unissued shares of preferred stock in one or more series, and to fix the number of shares and to determine the rights, preferences and privileges thereof.

Each such series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as shall be determined by the board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights. Issuance of preferred stock by our board of directors may result in such shares having dividend and/or liquidation preferences senior to the rights of the holders of our common stock and could dilute the voting rights of the holders of our common stock.

Prior to the issuance of shares of each series of preferred stock, the board of directors is required by the Nevada Revised Statutes, and our Articles of Incorporation to adopt resolutions and file a certificate of designation with the Secretary of State of the State of Nevada. The certificate of designation fixes for each class or series the designations, powers, preferences, rights, qualifications, limitations and restrictions, including, but not limited to, some or all of the following:

●	the number of shares constituting that series and the distinctive designation of that series, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the board of directors;
●	the dividend rate and the manner and frequency of payment of dividends on the shares of that series, whether dividends will be cumulative, and, if so, from which date;
●	whether that series will have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights;
●	whether that series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the board of directors may determine;
●	whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption;
●	whether that series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;
●	whether or not the shares of the series will have priority over or be on a parity with or be junior to the shares of any other series or class in any respect;
●	the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights or priority, if any, of payment of shares of that series; and
●	any other relative rights, preferences and limitations of that series.

Once designated by our board of directors, each series of preferred stock may have specific financial and other terms.

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Anti-Takeover Provisions

The provisions of Nevada Revised Statutes, our Articles of Incorporation and our Bylaws may have the effect of delaying, deferring or discouraging another person from acquiring control of the Company. These provisions, which are summarized below, may have the effect of discouraging takeover bids. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Articles of Incorporation and Bylaw Provisions

Our Articles of Incorporation and our Bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our management team, including the following:

●	Board of directors’ vacancies. Our Articles of Incorporation provide that vacancies on the board of directors may be filled only by the affirmative vote of two-thirds of the directors then in office, irrespective of whether there is a quorum. Additionally, the number of directors to serve on our board of directors is fixed solely and exclusively by resolution duly adopted by our board of directors. This would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our board of directors but promotes continuity of management.

●	Staggered Board. Our Articles of Incorporation provide that the board of directors shall be divided into three classes, Class I, Class II and Class III, with each class having as equal a number of members as reasonably possible, with staggered three-year terms. This could discourage proxy contests and make it more difficult for stockholders to elect directors of their choosing and to cause us to take other corporate actions they desire.

●	Special meetings of stockholders. Our Articles of Incorporation and Bylaws provide that special meetings of our stockholders may be called by the board of directors acting pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office, and special meetings of stockholders may not be called by any other person or persons.

●	No cumulative voting. Nevada Revised Statutes provide that a Nevada corporation may provide for cumulative voting.in the election of directors so long as certain procedures are followed. Our Articles of Incorporation do not provide for cumulative voting.

●	Amendment of Articles of Incorporation. Any amendment of our Articles of Incorporation requires the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class. Amendments to the Bylaws may be executed pursuant to a resolution by the board of directors pursuant to an affirmative vote of a majority of the directors then in office, or by the affirmative vote of at least 75% of the outstanding shares of capital stock entitled to vote.

●	Issuance of undesignated preferred stock. Our board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock, which may be converted into large numbers of shares of Common Stock, would enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or other means.

●	Nevada Business Combination Statute. We are subject to the “business combination” provisions of Nevada Revised Statutes. In general, Sections 78.411 to 78.444 of the Nevada Revised Statutes prohibits a Nevada corporation with at least 200 stockholders from engaging in a business combination with an interested stockholder for a period of two years following the date such person becomes an interested stockholder, unless the business combination or the transaction in which such person becomes an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person that, together with affiliates and associates, owns, or within two years prior to the determination of interested stockholder status did own, 10% or more of a corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, and the anti-takeover effect includes discouraging attempts that might result in a premium over the market price for the shares of our common stock.

●	Exclusive forum. Unless we consent in writing to the selection of an alternative forum, the state and federal courts of the State of Nevada are the sole and exclusive forums for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Nevada Revised Statutes, our Articles of Incorporation or our By-laws, or (iv) any action asserting a claim against us governed by the internal affairs doctrine. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees.

Transfer Agent

The transfer agent and registrar for our common stock is Securities Transfer Corporation. The transfer agent and registrar’s address is 2901 N Dallas Parkway, Suite 380, Planto, Texas 75093. The transfer agent’s telephone number is (469) 633-0101.

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PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees or other successors-in-interest may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The selling stockholders may use one or more of the following methods when disposing of the shares or interests therein:

●	distributions to members, partners, stockholders or other equity holders of the selling stockholders;
●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	to or through broker-dealers or underwriters;
●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
●	an over-the-counter distribution in accordance with the rules of the applicable exchange;
●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;
●	privately negotiated transactions;
●	through the writing or settlement of options or other hedging transactions entered into after the effective date of the registration statement of which this prospectus is a part, whether through an options exchange or otherwise;
●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
●	a combination of any of the above methods of disposition; or
●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 or Rule 904 under the Securities Act, if available, or Section 4(a)(1) under the Securities Act, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under a supplement or amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon being notified in writing by a selling stockholder that a donee or pledgee intends to sell more than 500 shares of common stock, we will file a supplement to this prospectus if then required in accordance with applicable securities law.

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The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of the shares of common stock or interests in shares of common stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any profits realized by such selling stockholders or compensation received by such broker-dealers or agents may be deemed to be underwriting commissions or discounts under the Securities Act. The maximum commission or discount to be received by any member of the Financial Industry Regulatory Authority (FINRA) or independent broker-dealer will not be greater than 8% of the initial gross proceeds from the sale of any security being sold.

We have advised the selling stockholders that they are required to comply with Regulation M promulgated under the Exchange Act during such time as they may be engaged in a distribution of the shares. The foregoing may affect the marketability of the common stock.

The aggregate proceeds to the selling stockholders from the sale of the common stock offered hereby will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

We are required to pay all fees and expenses incident to the registration of the shares.

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LEGAL MATTERS

The validity of the common stock being offered by this prospectus has been passed upon for us by Greenberg Traurig P.A.

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EXPERTS

The consolidated financial statements of Nexentis Technologies, Inc. as of December 31, 2025 and 2024, and for each of the years in the two-year period ended December 31, 2025, have been incorporated by reference herein in reliance upon the report of Somekh Chaikin, a member firm of KPMG International, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2025 consolidated financial statements contains an explanatory paragraph that states that the Company’s recurring losses from operations and net capital deficiency raise substantial doubt about the entity’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

The audited financial statements of MitoCareX Bio Ltd. as of December 31, 2024 and 2023 and for each of the two years in the period ended December 31, 2024, incorporated by reference in this prospectus have been audited by Kost, Forer, Gabbay & Kasierer, a member of EY Global, an independent auditor, as stated in their report incorporated herein by reference. Such financial statements are incorporated by reference in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

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incorporation of CERTAIN information by reference

The SEC allows us to incorporate by reference information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this prospectus or incorporated by reference subsequent to the date of this prospectus.

We incorporate by reference the following documents or information that we have filed with the SEC:

●	our Annual Report Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 31, 2026;

●	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2026, filed with the SEC on May 14, 2026;

●	our Current Report on Form 8-K (other than portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits accompanying such reports that relate to such items) filed with the SEC on October 23, 2025 (as amended by the Company’s Current Report on Form 8-K/A filed on November 12, 2025), April 6, 2026, April 30, 2026, May 27, 2026, June 12, 2026 and June 22, 2026; and

●	the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on May 11, 2021, including any further amendments and reports filed for the purpose of updating such description.

We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with SEC rules.

Any statement contained in any document incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus, but not delivered with the prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. You should direct oral or written requests by one of the following methods. Attention: Chief Financial Officer, Nexentis Technologies, Inc., Pinhas Sapir St. 3, Kiryat HaMada, Ness Ziona 7403626, Israel, (347) 468-9583. You may also access these documents, free of charge on the SEC’s website at www.sec.gov or on the “Investors” page of our website at https://www.nexentistech.com. The information found on our website, or that may be accessed by links on our website, is not part of this prospectus. We have included our website address solely as an inactive textual reference. Investors should not rely on any such information in deciding whether to purchase our common stock.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website https://www.nexentistech.com. The information on our web site, however, is not, and should not be deemed to be, a part of or incorporated by reference in this prospectus.

This prospectus is a part of a registration statement on Form S-1 that we filed with the SEC and does not contain all of the information in the registration statement. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. The full registration statement may be obtained from the SEC or us, as provided below. Other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this prospectus about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby, other than the Securities and Exchange Commission registration fee:

SEC Registration Fee	$1,289.79
Accounting Fees and Expenses	17,000
Legal Fees and Expenses	30,000
Total	$48,289.79

Item 14. Indemnification of Directors and Officers.

Nevada law and certain provisions of our amended and restated bylaws under certain circumstances provide for indemnification of our officers, directors and controlling persons against liabilities, which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but this description is qualified in its entirety by reference to our amended and restated bylaws and to the statutory provisions.

In general, any officer, director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person’s actions were in good faith, were believed to be in our best interest, and were not unlawful. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of our board of directors, by legal counsel, or by a vote of the stockholders, that the applicable standard of conduct was met by the person to be indemnified.

The circumstances under which indemnification is granted in connection with an action brought on our behalf are generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, the person to be indemnified must have acted in good faith and in a manner believed to have been in our best interest, and have not been adjudged liable for negligence or misconduct.

Indemnification may also be granted pursuant to the terms of agreements which may be entered into in the future or pursuant to a vote of stockholders or directors. The statutory provision cited above also grants the power to us to purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a position, and such a policy may be obtained by us.

A stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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Item 15. Recent Sales of Unregistered Securities.

The securities described below were sold within the past three years and were not registered under the Securities Act.

Sales by Nexentis

On January 2, 2023, April 3, 2023, and August 7, 2023, we issued 3 shares of common stock to each of two consultants for consulting services provided to us. In addition, on August 7, 2023, we issued a one-time bonus of 88 shares of Common Stock to each such consultant.

On January 2, 2023, we issued 6 shares of common stock to a consultant for services provided to us.

On February 13, 2023, and April 27, 2023, we issued 15 and 9 shares of common stock, respectively, to a consultant for services provided to us pursuant to a consulting agreement dated January 20, 2023.

On April 4, 2023, we issued 588 shares of common stock to eight executive officers, employees, directors and consultants. Of these, 175 shares of common stock to David Palach, the Company’s Chief Executive Officer, 59 shares of common stock to Lital Barda, the Company’s Chief Financial Officer, 30 shares of common stock to Dan Sztybel, Save Foods Ltd.’s chief executive officer and 30 shares of common stock to Joachim Fuchs.

On April 3, 2023, we issued 86 shares of common stock to EU Agritech for services provided to us pursuant to an amended consulting agreement dated March 29, 2023.

On April 3, 2023, we issued 6 shares of common stock to a consultant for services provided to us.

In connection with the securities exchange agreement with Plantify, on April 5, 2023, we issued 679 shares of common stock to Plantify.

On June 21, 2023, we issued 132 shares of common stock to a consultant for services provided to us pursuant to a consulting agreement dated June 14, 2023. On November 20, 2023, we issued 82 shares of common stock pursuant to an amendment to the consulting agreement, dated November 15, 2023.

On June 21, 2023, we issued 105 shares of common stock to a consultant for services provided to us pursuant to a consulting agreement dated May 28, 2023.

On June 21, 2023, we issued 146 shares of common stock to a consultant for services provided to us pursuant to a consulting agreement dated May 28, 2023.

During June 2023, we issued an aggregate of 68 shares of common stock to a consultant for services provided to us pursuant to a consulting agreement dated June 15, 2023.

We issued a five-year warrant to purchase 47 shares of common stock at an exercise price of $6,431.25 to ThinkEquity, LLC in connection with an underwriting agreement with Think Equity LLC for our public offering of shares of common stock in August 2022.

On July 6, 2023, we issued 21 shares of common stock to a consultant for legal services provided to the Company pursuant to a consulting agreement dated June 21, 2023. In addition, on September 6, 2023, we issued 25 shares of common stock pursuant to retainer legal services agreement dated August 7, 2023.

On July 27, 2023, we issued 911 shares of common stock to Yaaran Investments Ltd. in connection with the stock exchange agreement.

On August 7, 2023, we issued 6 shares of common stock to a consultant for services provided to us.

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On September 27, 2023, in connection with a standby equity purchase agreement with an investor, we issued 108 shares of common stock as a commitment fee to a subsidiary of such investor.

On November 8, 2023, we issued 6 shares of common stock to a consultant for services provided to us.

On December 7, 2023, we issued 8 shares of common stock to a consultant for investor relations and public relations services provided to us pursuant to an agreement, dated November 23, 2023.

On December 21, 2023, we issued an aggregate of 1,511 shares of common stock to six consultants for services provided to us.

On December 21, 2023, we issued 234 shares of common stock to David Palach, our Chief Executive Officer, 117 shares of common stock to Lital Barda, our Chief Financial Officer, 409 shares of common stock to Amitay Weiss, a director, and 60 shares of common stock to each of Messrs. Arbib, Berenstein, Kalifi and Rosenbloom, members of the board of directors.

On December 28, 2023, in connection with a standby equity purchase agreement with an investor, dated December 22, 2023, we issued 452 shares of common stock as commitment shares.

On December 28, 2023, we issued 52 shares of common stock to the designee of a law firm for professional services rendered to us by such firm.

On March 18, 2024, we issued 6 shares of common stock to a consultant for investor relations services provided to us.

On March 18, 2024, we issued 15 shares of common stock to a consultant for services provided to us.

On April 4, 2024, we issued a $1,500,000 promissory note to YA II PN, Ltd. (in exchange for proceeds of $1,455,000, reflecting an original issue discount of 3% to face value. The note was issued pursuant to the terms of a standby equity purchase agreement, dated as of December 22, 2023. The note bears interest at a rate of 8% per annum and matures April 4, 2025. Commencing June 3, 2024 and every 30 days thereafter, the Company is required to pay $150,000, together with accrued and unpaid interest on the then outstanding principal. Said payment can be made either (i) in cash or (ii) by submitting notice of an advance of shares to be issued and sold to the investor or any combination of (i) or (ii) as determined by the Company. The entire remaining principal balance and unpaid interest amount of the note becomes due and payable in full at maturity. The Note sets forth certain events of default, including a breach by the Company of another agreement with the investor, the failure of the securities of the Company to remain listed on the Nasdaq and the failure of the Company to timely file periodic reports with the SEC. Upon the occurrence of an event of default, interest will accrue at a default rate of 18% per annum and the note will become immediately due and payable, together with all costs, legal fees and expenses of collection through the date of full repayment.

On May 8, 2024, we issued 123 shares of common stock to a consultant for services provided to us pursuant to a consulting agreement, dated November 15, 2023.

On July 25, 2024, we issued 6 shares of common stock to a consultant for services provided to us.

On August 21, 2024, we issued 41 shares of common stock to a former director for services provided to our subsidiary Save Foods Ltd.

On September 12, 2024, we issued an aggregate of 2,615 shares of common stock under our Incentive Plan and an aggregate of 4,287 shares of common stock outside of the Plan in consideration of services provided to the Company by certain consultants and officers, including 1,307 shares issued to David Palach, the Company’s Chief Executive Officer, and 654 shares issued to Lital Barda, the Company’s Chief Financial Officer.

On October 1, 2024, we entered into a facility agreement with L.I.A. Pure Capital Ltd., or Pure Capital, dated October 1, 2024, as amended on May 27, 2026, or the Facility Agreement, providing for financing of up to EUR 10,000,000, or the Credit Facility. Pursuant to the Facility Agreement, we issued to Pure Capital a warrant, or the Facility Warrant, with a five-year term to purchase up to 1,850,000 shares of our common stock at an exercise price of $1.00 per share, exercisable upon issuance.

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On November 5, 2024, we issued 205 shares of common stock to a consultant for services provided to us.

On December 10, 2024, in connection with a private placement we issued an aggregate of 25,511 Units at a purchase price of $58.8 per unit to accredited investors consisting of (i) 25,511 shares of common stock and/or pre-funded warrants (the Pre-Funded Warrants”) which may be purchased and/or issued upon exercise of the Pre-Funded Warrants for no additional consideration, and (ii) five-year warrants to purchase 38,266 shares of common stock at an exercise price of $58.8 per share.

On December 23, 2024, we issued 1,429 shares of common stock to Amitay Weiss, the chairman of the board, and 205 shares of common stock to each of Eli Arbib, Israel Berenstein, Udi Kalifi, Ronen Rosenbloom, Liat Sidi and Asaf Itzhaik, members of the board of directors, under the Incentive Plan.

On May 12, 2025, we issued (i) 1,225 shares of common stock to a consultant for accounting and controller services provided to the Company; (ii) 2,449 shares of common stock to David Palach, our Chief Executive Officer, and (iii) 1,225 shares of common stock to Lital Barda, our Chief Financial Officer, under our 2022 Share Incentive Plan for services provided to us and an aggregate of 13,068 shares of common stock outside of the Plan to ten consultants in consideration of various financial, investor relations and business development services provided to the Company.

On May 13, 2025, as a commitment for YA II PN, Ltd. to enter into a purchase agreement with us on May 12, 2025, we issued 2,758 shares to YA II PN, Ltd., which represents $300,000 worth of shares based on the last closing price of the shares immediately before the execution and delivery of the Agreement.

On July 25, 2025, we issued an additional 2,345 shares (or a pre-funded warrant for the same number of shares) to YA II PN, Ltd. in consideration for the execution and delivery of the amendment to the Purchase Agreement, dated May 12, 2025.

On July 31, 2025, we issued an aggregate of 12,246 shares of common stock outside of the Plan to three consultants in consideration of investor relations and business development services provided to the Company, pursuant to consulting agreements, dated July 31, 2025.

On February 25, 2025, we entered into a Securities Purchase and Exchange Agreement (the “MitoCareX Agreement”) with MitoCareX Bio Ltd. (“MitoCareX”), SciSparc Ltd., Dr. Alon Silberman (“Alon”) and Prof. Ciro Leonardo Pierri (“Ciro”, together with SciSparc and Alon, the “Sellers”), which contemplated our acquisition from each of the Sellers of their respective ordinary shares, nominal (par) value NIS 0.01 each, of MitoCareX thereby resulting in MitoCareX becoming a wholly-owned subsidiary of the Company (the “Acquisition”). On October 20, 2025, the Acquisition closed and we issued 70,108 shares of common stock to SciSparc, 64,876 shares of common stock to Alon and 32,438 shares of common stock to Ciro

On December 15, 2025, we issued 8,574 shares of common stock pursuant to new consulting agreements to consultants in consideration of various investor relations services provided to us.

On January 8, 2026, we issued 5,000 shares of common stock pursuant to a new consulting agreement to a consultant in consideration of investor relations services provided us.

On February 9, 2026, we issued 45,185 shares of Common Stock to executive officers and director under our Incentive Plan.

On February 20, 2026, we issued 85,716 shares of common stock to consultants in consideration of various investor relations and business development services provided to us.

On June 12, 2026, we entered into a securities purchase agreement for the purchase and sale of 311,876 of shares of common stock. In a concurrent private placement, we also issued to the same investors a total of 311,876 warrants, or the First PIPE Warrants, to purchase up to 311,876 shares of common stock. The First PIPE Warrants were exercisable upon issuance at an exercise price of $4.008 per share, subject to adjustment as set forth therein, and have a 5-year term from the issuance date.

On June 22, 2026, we entered into a securities purchase agreement for the purchase and sale of 410,998 of shares of common stock. In a concurrent private placement, we also issued to the same investors a total of 410,998 warrants, or the Second PIPE Warrants, to purchase up to 410,998 shares of common stock. The Second PIPE Warrants were exercisable upon issuance at an exercise price of $7.056 per share, subject to adjustment as set forth therein, and have a 5-year term from the issuance date.

The securities above were offered and sold pursuant to an exemption from the registration requirements under Section 4(a)(2) of the Securities Act since, among other things, the transactions did not involve a public offering.

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Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

The exhibits to the registration statement are listed in the Exhibit Index to this registration statement and are incorporated herein by reference.

(b) Financial Statement Schedules.

All schedules have been omitted because either they are not required, are not applicable or the information is otherwise set forth in the financial statements and related notes thereto.

Exhibit Index

Exhibit Number	Description of Document
3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to our Registration Statement on Form 10 filed with the SEC on September 26, 2019)
3.2	Certificate of Amendment of the Certificate of Incorporation, effective as of June 12, 2019 (incorporated by reference to Exhibit 3.3 to our Amendment No. 2 to Registration Statement on Form 10 filed with the SEC on December 11, 2019)
3.3	Certificate of Amendment of the Certificate of Incorporation, effective as of November 24, 2020 (incorporated by reference to Exhibit 3.1.3 to our Registration Statement on Form S-1 filed with the SEC on March 16, 2021)
3.4	Certificate of Amendment of the Certificate of Incorporation, dated February 23, 2021 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on February 25, 2021)
3.5	Amended and Restated Certificate of Incorporation, effective as of March 16, 2021 (incorporated by reference to Exhibit 3.1.1 to our Registration Statement on Form S-3 filed with the SEC on July 15, 2022)
3.6	Certificate of Amendment to the Amended and Restated Certificate of Incorporation, effective as of October 5, 2023 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on October 5, 2023)
3.7	Articles of Incorporation, dated November 3, 2023 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on November 9, 2023)
3.8	Certificate of Amendment to Articles of Incorporation, effective as of March 15, 2024 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on March 19, 2024)
3.9	Certificate of Amendment to the Amended and Restated Articles of Incorporation, effective as of September 3, 2025 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on September 9, 2025)
3.10	Certificate of Amendment to the Amended and Restated Articles of Incorporation, effective as of January 27, 2026 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on February 25, 2026)
3.11	Certificate of Amendment to the Amended and Restated Certificate of Incorporation, effective as of April 7, 2026. (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on April 6, 2026)
3.12	Amended and Restated Bylaws. (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on August 24, 2022)
3.13	Bylaws, adopted November 3, 2023 (incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K filed with the SEC on November 9, 2023)
3.14	Amended and Restated Bylaws, adopted November 11, 2024 (incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K filed with the Sec on November 12, 2024)
3.15	Certificate of Amendment to the Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed with the Sec on April 6, 2026)
4.1	Description of the Registrant’s Securities (incorporated by reference to Exhibit 4.1 to our Annual Report Form 10-K filed with the SEC on April 1, 2024).
4.2	Form of Promissory Note from the Company to YA II PN Ltd. (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed with the SEC on July 27, 2023)

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4.3	CDN $1,500,000 Debenture, dated April 4, 2023, incorporated by reference to Exhibit 1.2 to our Current Report on Form 8-K filed with the SEC on April 6, 2023)
4.4	Promissory Note issued by the Company to YA II PN Ltd. (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed with the SEC on November 2, 2023)
4.5	Form of Promissory Note from the Company to YA II PN Ltd. (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed with the SEC on December 26, 2023)
5.1*	Opinion of Greenberg Traurig, P.A.
10.1+	2018 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to our Registration Statement on Form 10 filed with the SEC on September 26, 2019)
10.2+	Services Agreement, dated October 10, 2018, by and between Pimi Agro Cleantech Ltd., Dan Sztybel and Dan Sztybel Consulting Group Ltd. (incorporated by reference to Exhibit 10.4 our Registration Statement on Form S-1 filed with the SEC on March 16, 2021)
10.3+	Services Agreement, dated January 15, 2019, by and between Pimi Agro Cleantech Ltd. and NSNC Consulting Ltd. (incorporated by reference to Exhibit 10.5 to our Registration Statement on Form S-1 filed with the SEC on March 16, 2021)
10.4+	Addendum No. 1 to Services Agreement, dated March 28, 2019, by and between Pimi Agro Cleantech Ltd., Dan Sztybel and Dan Sztybel Consulting Group Ltd. (incorporated by reference to Exhibit 10.6 to our Registration Statement on Form S-1 filed with the SEC on March 16, 2021)
10.5	Non-Exclusive Commission Agreement, dated September 22, 2020, by and among Save Foods, Inc. and Earthbound Technologies, LLC (incorporated by reference to Exhibit 10.10 to our Registration Statement on Form S-1 filed with the SEC on March 16, 2021)
10.6	Distribution Agreement, dated September 22, 2020, by and among Save Foods Ltd. and Safe-Pack Products Ltd. (incorporated by reference to Exhibit 10.11 to our Registration Statement on Form S-1 filed with the SEC on March 16, 2021)
10.7	Securities Purchase Agreement, dated September 23, 2020, by and among Save Foods, Inc. and Medigus Ltd. (incorporated by reference to Exhibit 10.12 to our Registration Statement on Form S-1 filed with the SEC on March 16, 2021)
10.8+	Consulting Agreement, dated November 6, 2020, by and between Save Foods, Inc. and S.T. Sporting (1996) Ltd. (incorporated by reference to Exhibit 10.13 to our Registration Statement on Form S-1 filed with the SEC on March 16, 2021)
10.9	Underwriting Agreement, between ThinkEquity LLC, a division of Fordham Financial Management, Inc., as representative of the several underwriters, and Save Foods, Inc. (incorporated by reference to Exhibit 1.1 to our Current Report on Form 8-K filed with the SEC on August 18, 2022)
10.11+	The Save Foods, Inc. 2022 Share Incentive Plan (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on August 30, 2022)
10.12	Stock Exchange Agreement, by and among Save Foods, Inc., Save Foods Ltd., Yaaran Investments Ltd., and NewCo, Ltd., dated July 11, 2023 (incorporated by reference to Exhibit 1.1 to our Current Report on Form 8-K filed with the SEC on July 12, 2023)
10.13	First Amendment to Stock Exchange Agreement, dated July 24, 2023, by and among Save Foods, Inc., Save Foods Ltd., Yaaran Investments Ltd., and NewCo, Ltd. (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K, filed with the SEC on July 28, 2023)
10.14	Standby Equity Purchase Agreement, dated July 23, 2023, by and between Save Foods, Inc. and YA II PN, Ltd. (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on July 27, 2023)
10.15	Securities Exchange Agreement, dated March 31, 2023, between Plantify Foods, Inc. and Save Foods, Inc. (incorporated by reference to Exhibit 1.1 to the Current Report on Form 8-K filed by Save Foods with the SEC on April 6, 2023)
10.16	Second Amendment to Stock Exchange Agreement, dated August 13, 2023 (incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K, filed with the SEC on August 16, 2023)
10.17	Agreement of Merger between Save Foods, Inc., a Delaware corporation and Save Foods, Inc., a Nevada corporation, dated November 6, 2023 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on November 9, 2023)
10.18	Standby Equity Purchase Agreement, dated December 22, 2023, between Save Foods, Inc. and YA II PN, Ltd. (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on December 26, 2023)

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10.19	First Amendment to Save Foods, Inc. 2022 Share Incentive Plan (incorporated by reference to Exhibit 10.19 to our Annual Report on Form 10-K filed with the SEC on April 1, 2024).
10.20	Facility Agreement, dated October 1, 2024, between L.I.A. Pure Capital Ltd. and the Company (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on October 2, 2024).
10.21	Warrant, dated October 1, 2024 (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed with the SEC on October 2, 2024).
10.22	Debt Settlement Agreement, dated November 15, 2024, between Plantify Foods, Inc. and the Company (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on November 18, 2024).
10.23	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on December 10, 2024).
10.24	Form of Registration Agreement (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed with the SEC on December 10, 2024).
10.25	Waiver Agreement, between the Company and L.I.A. Pure Capital Ltd., dated December 5, 2024 (incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K filed with the SEC. on December 10, 2024).
10.26	Loan Agreement dated December 22, 2024, among the Company, MitoCareX Bio Ltd. and L.I.A. Pure Capital Ltd. (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on December 26, 2024),
10.27	Shareholders Agreement, dated February 10, 2025, among the Company, Solterra Brand Services Italy SRL and SB Impact 4 Ltd. (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC. on February 28, 2025).
10.28	Securities Purchase and Exchange Agreement, dated February 25, 2025, among the Company, MitoCareX Bio Ltd., SciSparc Ltd., Dr. Alon Silberman and Prof. Ciro Leonardo Pierri (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC. on February 26, 2025).
10.29	Loan Agreement dated March 12, 2025, among the Company, MitoCareX Bio Ltd. and L.I.A. Pure Capital Ltd. (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on March 17, 2025),
10.30	Share Purchase Agreement, dated April 9, 2025, between the Company, NTWO OFF Ltd. and Yaaran Investments Ltd. (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC. on April 10, 2025)
10.31	Purchase Agreement, dated as of May 12, 2025, between the Company and the YA II PN, Ltd. (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC. on May 13, 2025).
10.32	First Amendment to Securities Purchase and Exchange Agreement, dated February 25, 2025, among the Company, MitoCareX Bio Ltd., SciSparc Ltd., Dr. Alon Silberman and Prof. Ciro Leonardo Pierri, dated May 18, 2025 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC. on May 22, 2025).
10.33	Loan Agreement, dated May 22, 2025, among the Company, MitoCareX Bio Ltd. and L.I.A. Pure Capital Ltd. (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed with the SEC. on May 22, 2025).
10.34	Amendment to Loan Agreement, dated December 22, 2024, among the Company, MitoCareX Bio Ltd. and L.I.A. Pure Capital Ltd. (incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K filed with the SEC. on May 22, 2025).
10.35	Amendment to Loan Agreement, dated March 12, 2025, among the Company, MitoCareX Bio Ltd. and L.I.A. Pure Capital Ltd. (incorporated by reference to Exhibit 10.4 to our Current Report on Form 8-K filed with the SEC. on May 22, 2025).
10.36	Second Amendment to the Securities Purchase and Exchange Agreement, dated July 23, 2025 (incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K filed with the SEC on July 24, 2025).
10.37	First Amendment to Purchase Agreement, dated as of May 12, 2025, between the Company and the YA II PN, Ltd., dated July 25, 2025 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC. on July 28, 2025).
10.38	Promissory Note, dated as of August 12, 2025, between the Company and YA II PN, Ltd. (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC. on August 14, 2025).

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10.39	Loan Agreement, dated August 17, 2025, among the Company, MitoCareX Bio Ltd. and L.I.A. Pure Capital Ltd., (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC. on August 18, 2025).
10.40	Addendum 2 to Loan and Partnership Agreement, dated as of September 8, 2025, between N2OFF, Inc. and Solterra Renewable Energy Ltd. (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC. on September 9, 2025).
10.41	Securities Exchange Agreement, dated January 13, 2026, among the Company, Save Foods Ltd. and Voice Assist, Inc. (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC. on January 13, 2026).
10.42	Services Agreement, dated January 13, 2026, between the Company and Voice Assist, Inc. (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed with the SEC. on January 13, 2026).
10.43	Amended and Restated Facility Agreement, between L.I.A Pure Capital Ltd. and the Company (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on May 27, 2026)
10.44	Form of Securities Purchase Agreement, dated June 12, 2026 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on June 12, 2026)
10.45	Form of Warrant (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed with the SEC on June 12, 2026)
10.46	Form of Securities Purchase Agreement, dated June 22, 2026 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on June 22, 2026)
10.47	Form of Warrant (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed with the SEC on June 22, 2026)
23.1*	Consent of Somekh Chaikin, a member firm of KPMG International, an independent registered public accounting firm
23.2*	Consent of Kost, Forer, Gabbay & Kasierer, a member of EY Global, independent auditor of MitoCareX Bio Ltd.
23.3*	Consent of Greenberg Traurig, P.A. (contained in Exhibit 5.1)
24.1*	Power of Attorney (included on signature pages to the registration statement)
107*	Filing Fee Exhibit

*	Filed herewith
+	Indicates management contract or compensatory plan.

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Item 17. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that: Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§ 230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§ 230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§ 230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ness Ziona, State of Israel, on the 13th day of July, 2026.

NEXENTIS TECHNOLOGIES, INC.

By:	/s/ David Palach
Name:	David Palach
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of David Palach and Lital Barda as his or her true and lawful attorney-in-fact and agent, with full powers of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David Palach	Chief Executive Officer	July 13, 2026
David Palach	(Principal Executive Officer)

/s/ Lital Barda	Chief Financial Officer	July 13, 2026
Lital Barda	(Principal Financial Officer and Principal Accounting Officer)

/s/ Amitay Weiss	Chairman of the Board	July 13, 2026
Amitay Weiss

/s/ Ronen Rosenbloom	Director	July 13, 2026
Ronen Rosenbloom

/s/ Israel Berenstein	Director	July 13, 2026
Israel Berenstein

/s/ Eliahou Arbib	Director	July 13, 2026
Eliahou Arbib

/s/ Liat Sidi	Director	July 13, 2026
Liat Sidi

/s/ Asaf Itzhaik	Director	July 13, 2026
Asaf Itzhaik

/s/ Udi Kalifi	Director	July 13, 2026
Udi Kalifi

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